SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2004

CORAUTUS GENETICS INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	0-27264	33-0687976
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 Fifth Street, NW

Suite 313

Atlanta, Georgia 30308

(Address of principal executive offices, including zip code)

(404) 526-6200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 23, 2004, Corautus Genetics Inc. issued a press release, attached hereto as Exhibit 99.1, announcing, among other things, that it had closed on $2,500,000 of the $15,000,000 convertible debt facility made available to Corautus by Boston Scientific Corporation under the Loan Agreement dated as of July 30, 2003, as amended by the First Amendment to Loan Agreement dated December 29, 2003, and as further amended by the Second Amendment to Loan Agreement dated July 22, 2004 (collectively, the “Loan Agreement”).

The Loan Agreement provides for borrowing an aggregate of up to $15 million upon the satisfaction of certain milestones. By commencing the Phase IIb clinical trial for the treatment of severe cardiovascular disease, Corautus satisfied one of the milestones that entitled Corautus to borrow $2.5 million under the Loan Agreement. In connection with the $2.5 million borrowing, Corautus executed a Senior Convertible Promissory Note with Boston Scientific dated September 22, 2004 (the “Note”). The Note bears interest at the rate of six percent per year and is repayable in three equal annual payments of interest and principal beginning on September 22, 2009, with the final payment of principal and interest due on September 22, 2011. In the event of certain change of control events, the outstanding principal amount of the Note may, at the option of Boston Scientific, be converted into shares of Corautus common stock. Corautus has now closed on $10 million of the $15 million available under the Loan Agreement.

On July 30, 2003, Corautus entered into a strategic alliance with Boston Scientific Corporation to develop, distribute and commercialize Vascular Endothelial Growth Factor 2 (VEGF-2) gene therapy products to treat cardiovascular disease. In addition to committing to purchase up to $15 million of convertible debt from Corautus based on achievement of certain milestones under the Loan Agreement, Boston Scientific made a $9 million investment in exchange for 1,385,377 shares of Corautus Series D Convertible Preferred Stock and paid a $1 million license fee for certain intellectual property. Additionally, Boston Scientific obtained exclusive rights to market, distribute and sell Corautus’ VEGF-2 gene products, if and when regulatory approval is obtained. Corautus also entered into a collaboration agreement with Boston Scientific to utilize a proprietary catheter developed by Boston Scientific to deliver the VEGF-2 plasmid DNA directly to the affected cardiac muscle in clinical trials. Please see Corautus’ Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-15833) filed March 30, 2004, for more information regarding Corautus’ relationship with Boston Scientific Corporation.

Item 2.03. Creation of a Direct Financial Obligation

The execution of the Note and the closing of $2.5 million borrowing under the Loan Agreement described in Item 1.01 were completed on September 22, 2004. At the closing, Corautus became obligated on the Note issued to Boston Scientific. The Note is a long-term debt obligation arising other than in the ordinary course of business that constitutes a direct financial obligation of Corautus.

Item 8.01. Other Events

As previously announced and as disclosed in the attached press release, Corautus and thirteen investors entered into a Common Stock and Warrant Purchase Agreement on July 7, 2004, whereunder the investors agreed to purchase an aggregate of 1,886,952 shares of Corautus common stock and warrants exercisable for an aggregate of 471,738 shares of Corautus common stock for net cash proceeds to Corautus of $9,348,144. The transaction closed in two tranches, with the second tranche closing occurring on September 14, 2004.

The first tranche in the amount of $4,666,572 closed on July 7, 2004. The commitment for the second tranche closing in the amount of $4,681,572 was placed into escrow until Corautus commenced the treatment of the first patient in its Phase IIb clinical trial. Corautus announced the treatment of the first patient on September 8, 2004 and thereafter proceeded to close the second tranche. The common stock in each tranche was issued at a price of $5.22 per share. At the closing of each tranche, purchasers also obtained warrants to purchase 235,869 additional shares of common stock with an exercise price equal to 120% of the closing price on the day prior to the closing of that tranche (e.g., $8.064 for the warrants issued in the first tranche and $6.30 for the warrants issued in the second tranche). Additionally, the warrants are exercisable by the holder for up to five years immediately following issuance. The common stock and warrants were offered and sold in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933.

Item 9.01. Financial Statements and Exhibits

The following exhibit is furnished with this report.

Exhibit No.		Description
99.1	–	Press Release dated September 23, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORAUTUS GENETICS INC.
(Registrant)

Date: September 24, 2004	/s/ Jack W. Callicutt
Jack W. Callicutt
Vice President - Finance and
Administration
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.		Description

99.1	–	Press Release dated September 23, 2004.